AMENDMENT TO 12b-1 LETTER AGREEMENT

That certain letter agreement dated July 1, 2002 by and among ANNUITY INVESTORS LIFE INSURANCE COMPANY and DREYFUS SERVICE CORPORATION is hereby amended as follows:

Schedule A is deleted in its entirety and replaced with the revised Schedule A attached hereto; and

Schedule B is deleted in its entirety and replaced with the revised Schedule B attached hereto.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of March 1, 2007.

ANNUITY INVESTORS LIFE INSURANCE COMPANY

By:	/s/ John P. Gruber
Name:	John P. Gruber
Title:	Senior Vice President & General Counsel

DREYFUS SERVICE CORPORATION

By:	/s/ Gary R. Pierce
Name:	Gary R. Pierce
Title:	Chief Financial Officer

SCHEDULE A

Fund and Service Shares’ Portfolio Name	Fee at an Annual Rate as a Percentage of Average Daily Net Asset Value of Service Shares held on behalf of owners[1]

Dreyfus Investment Portfolios
MidCap Stock Portfolio	0.25%
Technology Growth Portfolio	0.25%
Dreyfus Stock Index Fund, Inc.	0.25%

Dreyfus Variable Investment Funds
Appreciation Portfolio	0.25%
Developing Leaders	0.25%
Growth and Income Portfolio	0.25%
The Dreyfus Socially Responsible Growth Fund, Inc.	0.25%

[1]

For purposes of determining the fee payable hereunder, the average daily net asset value of the Fund’s Service shares shall be computed in the manner specified in the Fund’s charter documents and then-current Prospectus and Statement of Additional Information.

SCHEDULE B

Separate Accounts Investing in the Service Shares Shown in Schedule A

Annuity Investors Variable Account B
Annuity Investors Variable Account C